Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Insured New York Tax-Free Advantage Municipal Fund
333-100324
811-21211

A special meeting of shareholders was held in the offices of Nuveen Investments on October 12, 2007, with the meeting being subsequently adjourned to October 22, 2007 and then adjourned to November 8, 2007, at this meeting shareholders were asked to vote on a new Investment Management Agreement.

Voting results for the new investment management agreement are as follows:

<c>To approve a new investment management agreement
<c>Common and MuniPreferred shares voting together as a class
   For
                     1,681,959
   Against
                        119,277
   Abstain
                          91,759
   Broker Non-Votes
                        604,925
      Total
                     2,497,920



Proxy materials are herein incorporated by reference to the SEC filing on August 22, 2007, under Conformed Submission Type DEF 14A, accession number 0000950134-07-018733.